FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2019 results

Achieves record second-quarter operating income, operating ratio, net income and earnings per share

NORFOLK, Va., July 24, 2019 – Norfolk Southern Corporation (NYSE: NSC) today reported second-quarter financial results.

Second-quarter net income was $722 million, up 2 percent year-over-year, a result of a 4 percent increase in income from railway operations – yielding a record second-quarter operating ratio of 63.6 percent. Diluted earnings per share were $2.70, up 8 percent year-over-year and a second-quarter record.

“Norfolk Southern’s record financial results underscore our unrelenting commitment to shareholder value as we advance along the path of our strategic transformation,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Our strong financial and operational performance in the second quarter was achieved while also finalizing preparations for the successful implementation of our new operating plan, TOP21. This execution reflects the strength of our team, commitment to our customers, and power of our balanced strategic plan to deliver enhanced shareholder value.”

Second-quarter summary______________________________________________________

•	Railway operating revenues of $2.9 billion increased 1 percent compared with prior year, as a 5 percent increase in average revenue per unit was offset by a 4 percent decline in total volume.

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Railway operating expenses were $1.9 billion, a decrease of $12 million, compared with the same period last year as fuel price declines and lower purchased services and rents were offset by increased depreciation expense.

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Income from railway operations was $1.1 billion, an increase of 4 percent year-over-year, a second-quarter record. The railway operating ratio, or operating expenses as a percentage of revenues, was 63.6 percent, also a second-quarter record.

About Norfolk Southern

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:
Pete Sharbel, 757-629-2861 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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